Exhibit 2.2

Amendment No. 1

To

Merger Agreement

This Amendment No. 1 to Merger Agreement (this “Amendment”) is made and entered into as of February 16, 2023 (the “Amendment Date”) by and among (i) MDwerks, Inc., a Delaware corporation (the “Company”); (ii) MD-TT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”); and (iii) Two Trees Beverage Co., a Delaware corporation (“Two Trees”). Each of the Company, Merger Sub and Two Trees may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties are all parties to that certain Merger Agreement, dated as of February 13, 2023 (the “Original Agreement”) and now desire to amend the Original Agreement as set forth herein; and

WHEREAS, pursuant to the provisions of Section 9.12 of the Original Agreement, the Original Agreement may be amended in a writing signed by the Parties;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Defined terms used herein without definition shall have the meanings given in the Original Agreement.

2.	Amendment. Pursuant to the provisions of Section 9.12 of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)	Section 3.07(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

The authorized capital stock of Two Trees consists of 15,000,000 shares of common stock, par value $0.0001 per share, of which 9,999,604.69 shares are issued and outstanding as of the Effective Date and 3,529,500 shares of Preferred Stock, par value $0.0001 per share, of which 2,045,672.16 shares are issued and outstanding as of the Effective Date.

(b)	Section 2.16(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

At the Closing, James Cassidy, the Chairman of the Two Trees Board, shall enter into the indemnification agreement in the form as attached hereto as Exhibit C (the “Indemnification Agreement”) wherein James Cassidy shall agree to indemnify the Company for certain breaches of the representations and warranties of Two Trees as set forth herein

(c)	The references to Joe Ragazzo in the Indemnification Agreement, as attached to the Original Agreement as Exhibit C, are hereby amended to be references to James Cassidy.

3.	Miscellaneous.

(a)	Other than as amended herein, the Original Agreement shall remain in full force and effect. Following the full execution of this Amendment, any reference in the Original Agreement to the “Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment, and the Original Agreement and this Amendment shall be interpreted, operated and enforced as one combined agreement.

(b)	This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(c)	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following pages]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the Amendment Date.

MDwerks, Inc.

By:	/s/ Steven Laker
Name:	Steven Laker
Title:	Chief Executive Officer

MD-TT Merger Sub, Inc.

By:	/s/ Michael Nordlicht
Name:	Michael Nordlicht
Title:	Chief Executive Officer

Two Trees Beverage Co.

By:	/s/ Joe Ragazzo
Name:	Joe Ragazzo
Title:	Chief Executive Officer